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             [Ballard Spahr Andrews & Ingersoll Letterhead Appears Here]



                                       November 4, 1997




Triumph Group, Inc.
Four Glenhardie Corporate Center
1255 Drummers Lane, Suite 200
Wayne, PA  19087

         Re:  Public Offering of Common Stock
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Gentlemen:

         We have acted as counsel to Triumph Group, Inc., a Delaware corporation (the "Company") in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the public offering of up to 2,557,500 shares of the Company's Common Stock, par value $.001 per share (the "Common Stock"), of which 2,000,845 shares of authorized but heretofore unissued shares of Common Stock will be sold by the Company (together with up to an additional 232,500 shares of authorized but heretofore unissued shares of Common Stock subject to an over-allotment option) and 324,155 shares of Common Stock will be sold (upon exercise of a warrant) by the selling stockholder named in the underwriting agreement (the "Underwriting Agreement") attached to the Registration Statement as Exhibit 1, among the Company, such selling stockholder (the "Selling Stockholder") and BT Alex. Brown Incorporated and SBC Warburg Dillon Read Inc., as representatives of the several underwriters (the "Underwriters").

         In this connection, we have examined and relied upon such corporate records and other documents, instruments and certificates and have made such other investigation as we deemed appropriate as basis for the opinion set forth below.

         Based on the foregoing, we are of the opinion that the shares of Common Stock to be sold by the Company and the Selling Stockholder as described in the Registration Statement (when and to the extent purchased by the Underwriters in accordance with the Underwriting Agreement) will be legally issued, fully paid

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and non-assessable.

         We express no opinion as to the law of any jurisdiction other than the federal law of the United States, the law of the Commonwealth of Pennsylvania and the General Corporation Law of the State of Delaware.

         This opinion may be relied upon by you only in connection with this offering and may not be used or relied upon by you or any other person for any other purpose, without in each instance our prior written consent.

         This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus.


                                 Very truly yours,




                                /s/ Ballard Spahr Andrews & Ingersoll
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                                Ballard Spahr Andrews & Ingersoll